Exhibit 99.1

China Jo-Jo Drugstores Reports First Quarter 2020 Financial Results

HANGZHOU, China, August 14, 2019 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ CM: CJJD) ("Jo-Jo Drugstores" or the "Company"), a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a healthcare provider in China, today announced its financial results for the first quarter of its fiscal year 2020.

Mr. Lei Liu, Chief Executive Officer and Chairman of Jo-Jo Drugstores, commented, “We are pleased to announce our financial results for the first quarter of fiscal year 2020. Our sales grew 11.0%, with sales growth in our retail drugstores, online pharmacy, and wholesale segments. We will continue adapting to the changing retail drugstore environment and making progress towards our long-term strategic goals. We remain confident of our ability to realize the potential of our business model as we endeavor to provide the best experience to our customers.”

First Quarter of Fiscal 2020 Financial Highlights

	For the Three Months Ended June 30,
($ millions, except per share data)	2019	2018	% Change
Revenue	25.28	22.77	11.0%
Retail drugstores	16.74	15.97	4.8%
Online pharmacy	2.44	2.02	20.9%
Wholesale	6.10	4.78	27.6%
Gross profit	6.06	5.62	7.9%
Gross margin	24.0%	24.7%	-0.7 pp *
Loss from operations	(2.76)	(0.56)	-388.5%
Net loss	(2.38)	(0.70)	-241.4%
Loss per share	(0.07)	(0.02)	-250.0%

*Notes: pp represents percentage points

•	Revenue increased by 11.0% to $25.28 million for the three months ended June 30, 2019 from $22.77 million for the same period of last year.

•	Gross profit increased by 7.9% to $6.06 million for the three months ended June 30, 2019 from $5.62 million for the same period of last year.

•	Gross margin decreased by 0.7 percentage points to 24.0% from 24.7% for the same period of last year.

•	Net loss was $2.38 million, or $0.07 per basic and diluted share, for the three months ended June 30, 2019, compared to $0.70 million, or $0.02 per basic and diluted share, for the same period of last year.

First Quarter of Fiscal 2020 Financial Results

Revenue

Revenue for the three months ended June 30, 2019 increased by $2.51 million, or 11.0%, to $25.28 million from $22.77 million for the same period of last year. The increase in revenue was primarily due to the growth in retail drugstores business, online pharmacy and wholesale business.

	For the Three Months Ended June 30,
	2019			2018
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	16.74	11.68	30.2%	15.97	11.17	30.1%
Online pharmacy	2.44	2.10	14.2%	2.02	1.74	13.9%
Wholesale	6.10	5.44	10.9%	4.78	4.25	11.1%
Total	25.28	19.22	24.0%	22.77	17.16	24.7%

Revenue from the retail drugstores business increased by $0.77 million, or 4.8%, to $16.74 million for the three months ended June 30, 2019 from $15.97 million for the same period of last year. The increase was primarily due to consumer-facing benefits such as emphasis on onsite medical care, chronic disease management services, incremental Direct-to-Patient (“DTP”) business caused by continuous hospital medical reform, and maturing of stores opened a year ago.

Revenue from the online pharmacy business increased by $0.42 million, or 20.9%, to $2.44 million for the three months ended June 30, 2019 from $2.02 million for the same period of last year. The increase was primarily caused by an increase in sales via e-commerce platforms such as Tmall, offset slightly by the decline in sales via the Company’s official site. Popular products at reasonable prices are key to success in online business. In order to promote the Company’s sales, the Company focused on the selection of medical equipment suitable to local customers. For example, sales of blood glucose meters and contact lens contributed significantly to our revenue in the three months ended June 30, 2019 as compared to the same period a year ago.

Revenue from the wholesale business increased by $1.32 million, or 27.6%, to $6.10 million for the three months ended June 30, 2019 from $4.78 million for the same period of last year. The increase was primarily a result of the Company's ability to resell certain products, which the Company sold in large quantity at its retail stores, to other vendors at competitive prices.

Gross profit and gross margin

Total cost of goods sold increased by $2.06 million, or 12.0%, to $19.22 million for the three months ended June 30, 2019 from $17.16 million for the same period of last year. Gross profit increased by $0.44 million, or 7.9%, to $6.06 million for three months ended June 30, 2019 from $5.62 million for the same period of last year. Overall gross margin decreased by 0.7 percentage points to 24.0% for the three months ended June 30, 2019, from 24.7% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 30.2%, 14.2%, and 10.9%, respectively, for the three months ended June 30, 2019. For the same period of last year, the gross margins for retail drugstores, online pharmacy and wholesale of were 30.1%, 13.9%, and 11.1%, respectively.

Loss from operations

Selling and marketing expenses increased by $1.34 million, or 29.0%, to $5.97 million for the three months ended June 30, 2019 from $4.63 million for the same period of last year. The increase in selling and marketing expenses was primarily due to the increase in labor and rent related to the Company’s store expansions and rising local living costs.

General and administrative expenses increased by $1.30 million, or 83.4%, to $2.85 million for the three months ended June 30, 2019 from $1.55 million for the same period of last year. The Company’s retail business incurred additional administrative expenses related to its store expansion. Additionally, Zhejiang Jiuzhou Linjia Medical Investment and Management Co. Ltd, the entity we have 51% that operates two new clinics in Hangzhou, incurred additional administrative labor costs. The bad debt expenses related to the Company’s accounts receivable increased by approximately $0.5 million due to certain aged accounts.

Loss from operations was $2.76 million for the three months ended June 30, 2019, compared to $0.56 million for the same period of last year. Operating margin was negative 10.9% for the three months ended June 30, 2019, compared to negative 2.5% for the same period of last year.

Net loss

Net loss was $2.38 million, or $0.07 per basic and diluted share for the three months ended June 30, 2019, compared to net loss of $0.70 million, or $0.02 per basic and diluted share for the same period of last year.

Financial Condition

As of June 30, 2019, the Company had cash of $8.34 million, compared to $9.32 million as of March 31, 2019. Net cash used in operating activities was $8.16 million for the three months ended June 30, 2019, compared to $2.58 million for the same period of last year. Net cash used in investing activities was $0.95 million for the three months ended June 30, 2019, compared to $0.26 million for the same period of last year. Net cash provided by financing activities was $8.02 million for the three months ended June 30, 2019, compared to net cash used in financing activities of $5.21 million for the same period of last year.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products in China. Jo-Jo Drugstores currently operates retail drugstores and an online pharmacy. It is also a wholesale distributor of products similar to those carried in its pharmacies and it cultivates herbs used for traditional Chinese medicine. For more information about the Company, please visit http://jiuzhou360.com. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:

Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	March 31,
	2019	2019
ASSETS
CURRENT ASSETS
Cash	$8,341,167	$9,322,463
Restricted cash	14,808,986	15,422,739
Financial assets available for sale	162,273	180,928
Notes receivable	92,480	177,278
Trade accounts receivable	8,590,075	8,692,514
Inventories	10,806,698	13,955,202
Other receivables, net	4,253,802	4,438,230
Advances to suppliers	1,544,132	1,950,252
Other current assets	1,557,156	2,063,375
Total current assets	50,156,769	56,202,981

PROPERTY AND EQUIPMENT, net	8,620,758	8,727,358

OTHER ASSETS
Long-term investment	16,318	24,243
Farmland assets	742,974	825,259
Long term deposits	2,050,219	2,157,275
Other noncurrent assets	1,177,703	1,196,197
Operating lease right-of-use assets	13,564,115	-
Intangible assets, net	3,888,848	3,597,323
Total other assets	21,440,177	7,800,297

Total assets	$80,217,704	$72,730,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable, trade	13,674,741	23,106,230
Notes payable	24,574,955	25,951,673
Other payables	3,267,074	3,197,221
Other payables - related parties	326,778	795,179
Customer deposits	870,100	771,942
Taxes payable	217,704	125,859
Accrued liabilities	990,032	1,264,182
Current portion of operating lease liabilities	4,738,632	-
Total current liabilities	48,660,016	55,212,286

Long term operating lease liabilities	7,918,900	-
Purchase option and warrants liability	61,693	465,248
Financial liability	80,081	81,935
Total liabilities	56,720,690	55,759,469

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 32,936,786 and 28,936,778 shares issued and outstanding as of June 30, 2019 and March 31, 2019	32,937	28,937
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of June 30, 2019 and March 31, 2019	-	-
Additional paid-in capital	54,209,301	44,905,664
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(32,722,416)	(30,587,468)
Accumulated other comprehensive income	2,103,726	2,508,964
Total stockholders’ equity	24,932,657	18,165,206
Noncontrolling interests	(1,435,643)	(1,194,039)
Total equity	23,497,014	16,971,167
Total liabilities and stockholders’ equity	$80,217,704	$72,730,636

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months ended June 30,
	2019	2018
REVENUES, NET	$25,280,784	$22,772,566

COST OF GOODS SOLD	19,219,346	17,155,763

GROSS PROFIT	6,061,438	5,616,803

SELLING EXPENSES	5,968,551	4,626,978
GENERAL AND ADMINISTRATIVE EXPENSES	2,851,612	1,554,528
TOTAL OPERATING EXPENSES	8,820,163	6,181,506

LOSS FROM OPERATIONS	(2,758,725)	(564,703)

INTEREST INCOME	47,873	47,172
OTHER (EXPENSE), NET	(62,485)	(114,941)
CHANGE IN FAIR VALUE OF WARRANTS LIABILITY	403,555	(6,974)

LOSS BEFORE INCOME TAXES	(2,369,782)	(639,446)

PROVISION FOR INCOME TAXES	8,388	57,169

NET LOSS	(2,378,170)	(696,615)

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	243,219	50,763

NET LOSS ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(2,134,951)	(645,852)

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(405,238)	621,634

COMPREHENSIVE LOSS	(2,783,408)	(74,981)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	32,453,269	28,936,778
Diluted	32,453,269	28,936,778

LOSS PER SHARES:
Basic	$(0.07)	$(0.02)
Diluted	$(0.07)	$(0.02)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the three months ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,378,170)	$(696,615)
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt direct write-off and provision	758,231	259,279
Depreciation and amortization	499,175	293,095
Stock based compensation	34,560	49,140
Change in fair value of purchase option derivative liability	(403,555)	6,974
Accounts receivable, trade	(959,680)	1,077,419
Notes receivable	81,326	(114,944)
Inventories and biological assets	2,851,652	(458,803)
Other receivables	371,054	(401,204)
Advances to suppliers	242,652	(775,014)
Other current assets	(450,042)	554,048
Long term deposit	58,630	(5,415)
Other noncurrent assets	(8,631)	(97,341)
Accounts payable, trade	(8,968,168)	(2,369,206)
Other payables and accrued liabilities	(105,522)	357,335
Customer deposits	116,398	20,290
Taxes payable	95,326	(281,235)

Net cash (used in) operating activities	(8,164,764)	(2,582,197)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of financial assets available for sale	14,658	-
Acquisition of equipment	(210,356)	(32,753)
Increase in intangible assets	(433,111)	-
Investment in a joint venture	-	(109,142)
Additions to leasehold improvements	(542,734)	(116,002)
Net cash used in investing activities	(1,171,543)	(257,897)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	15,372,260	10,376,504
Repayment of notes payable	(16,167,012)	(15,512,104)
Proceeds from equity financing	9,273,077	7,629
Repayment of other payables-related parties	(460,000)	(84,014)
Net cash provided by (used in) financing activities	8,018,325	(5,211,985)

EFFECT OF EXCHANGE RATE ON CASH	(277,067)	(457,638)

DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(1,595,049)	(8,509,717)

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	24,745,202	31,452,191

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$23,150,153	$22,942,474

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$29,176	$27,832